Indigo-Energy, Inc. Completes the Drilling of Natural Gas and Oil Wells in the Illinois Basin

Henderson, NV – April 3, 2009 -- Indigo-Energy, Inc. (OTCBB: IDGG) is pleased to announce that it has completed the drilling of four wells in the Illinois Basin.  The company revealed its plans to commence drilling in this region in December of 2008 and is announcing today the completion of this project.  The four wells are comprised of one vertical “hub” well, two horizontal natural gas wells which intersect and drain into the vertical shaft; and one horizontal oil and natural gas well.  Indigo, along with its team of operating and drilling partners in the Illinois Basin, utilized state-of-the-art technology to create a unique well design that management believes should yield outstanding results from the known reserves in the area.

“This truly marks a milestone achievement for Indigo and its shareholders” stated President and CEO Steve Durdin.  “I believe that these wells will mark the cornerstone of our Company’s future growth in this region while establishing a foundation for revenue that should take us to another level as a company.  I want our shareholders to know that we are approaching the business with a high level of creativity, ingenuity and technological expertise.  In tough economic times, we need to find ways to produce our products at a lower cost in both the drilling and production phase.  I believe that we have accomplished those goals in the first phase of this project.  We have been innovative, we have been focused on quality, and I believe that the results will tell an exciting story”.

Indigo was able to take this step because of the financial support and contributions of Carr Miller Capital (CMC) of Marlton, NJ.  Indigo announced in December of 2008, a Global Finance Agreement with Carr Miller Capital whereby CMC would commit funds to Indigo for drilling and operating costs while Indigo would oversee the operation along with its drilling and operating partners in the Illinois Basin.  In the original agreement, only three wells were to be drilled and completed.  However, due to additional, expedited funding from CMC, the Company was able to complete all four wells in this first phase.  Everett Miller of Carr Miller Capital is also a Director and Chief Operating Officer for Indigo.

In the coming weeks, the Company will be in the final stages of completion of the wells and related infrastructure and anticipates natural gas and oil production within the next 30 days.  In, the Company will continue its planning of Phase Two, which includes further development of natural gas reserves in the area.

About Indigo-Energy, Inc.:
Indigo-Energy Inc. is an independent Nevada energy company, engaged in the drilling, development, production and acquisition of certain oil and gas reserves located in the Upper Devonian sand formations in Kentucky, Pennsylvania, and West Virginia. This involves drilling of developmental oil and gas wells at the different program sites on proven reserves. It also includes the purchase of producing oil and gas wells, and existing oil and gas leasehold interests.

Safe Harbor: Statements contained in this press release that are not based upon current or historical fact are forward looking in nature. Such forward- looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from estimated results. Management cautions that all statements as to future results of operations are necessarily subject to risks, uncertainties, and events that may be beyond the control of Indigo-Energy, Inc. and no assurance can be given that such results will be achieved. Potential risks and uncertainties include, but are not limited to, the ability to successfully complete drill projects, adapt to changes in technology, and energy competition.

Contact:
Indigo-Energy, Inc.
www.Indigo-Energy.com
Investor Relations:
1-702-990-3387
Source: Indigo-Energy, Inc.